Exhibit 4.3

WARRANT AGREEMENT

Dated as of

April 10, 2014

Between

IMPERIAL HOLDINGS, INC.

And

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Warrant Agent

____________________

Warrants for

Common Stock of

Imperial Holdings, Inc.

____________________

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i
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ii
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WARRANT AGREEMENT
WARRANT AGREEMENT dated as of April 10, 2014 (this “Agreement”), between IMPERIAL HOLDINGS, INC., a Florida corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as Warrant Agent (the “Warrant Agent”).
The Company desires to issue the warrants (the “Warrants”) described herein. The Warrants will initially entitle the holders thereof (the “Holders”) to purchase up to an aggregate of 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (the shares of Common Stock issuable on exercise of the Warrants being referred to herein as the “Warrant Shares”). The Warrants are being issued in connection with the settlement of certain litigation previously pending against the Company and other defendants in the United States District Court for the Southern District of Florida and the Fifteenth Judicial Circuit Court of the State of Florida, in accordance with the Securities Class Action Settlement Agreement, dated as of July 29, 2013, between the Company and the participants in such settlement (the “Settlement Agreement”) and pursuant to Section 3(a)(10) of the Securities Act.
The Company desires the Warrant Agent to act on behalf of the Company in connection with the issuance of the Warrants as provided herein and the Warrant Agent is willing to so act.
Each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of Warrants:
Article I

DEFINITIONS
Section 1.1.    Definitions
“Affiliate” of any Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (ii) any other Person who is a director or executive officer (A) of such Person, (B) of any subsidiary of such person, or (C) of any Person described in clause (i) above. For purposes hereof, (a) “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and (b) beneficial ownership of securities representing 10% or more of the voting power of all outstanding securities of a Person shall be deemed to represent control of such Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Board” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.
“Business Day” means each day that is not a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.

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“Current Market Value” per share of Common Stock at any date means the average of the daily Closing Prices for each Business Day during the period commencing 45 Business Days before such date and ending on the date one Business Day prior to such date. The Closing Price for each day (the “Closing Price”) shall be the last reported sales price or, in case no such reported sale takes place on such date, the average of the reported closing bid and asked prices, in either case on The New York Stock Exchange (the “NYSE”) or The Nasdaq National Market (the “NNM”), as applicable, or, if the Common Stock is not listed or admitted to trading on the NYSE or the NNM, the principal national securities exchange or quotation system on which the Common Stock is quoted or listed or admitted to trading or, if not quoted or listed or admitted to trading on any national securities exchange or quotation system, the closing sales price or, in case no reported sale takes place, the average of the closing bid and asked prices, as furnished by any two members of the National Association of Securities Dealers, Inc. selected from time to time by the Company for that purpose. If no such prices are available, the Current Market Price per share shall be the fair value of a share of Common Stock as reasonably determined in good faith by the Board (which shall be evidenced by an Officers’ Certificate delivered to the Warrant Agent).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Exercise Date” means, for a given Warrant, the day on which such Warrant is exercised pursuant to Section 3.4.
“Issue Date” means the date on which the Warrants are initially issued.
“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, the Controller, or the Secretary or an Assistant Secretary of such Person.
“Officers’ Certificate” means a certificate signed by two Officers.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Warrant Agent. Such counsel may be an employee of or counsel to the Company or the Warrant Agent.
“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Warrant Certificates” mean the Warrants issued by the Company under this Agreement representing the Warrants.

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Section 1.2.    Other Definitions

Term	Defined in Section
“Agreement”	Recitals
“Agent Members”	2.01(b)
“Certificate Register”	2.03
“Common Stock”	Recitals
“Company”	Recitals
“Exercise Price”	3.01
“Expiration Date”	3.02(b)
“Holders”	Recitals
“Reorganization”	4.04
“Shelf Registration Statement”	5.01
“Stock Transfer Agent”	3.05
“Warrant”	Recitals
“Warrant Shares”	Recitals
“Warrant Agent”	Recitals

Section 1.3.    Rules of Construction Unless the text otherwise requires:
(i)    a defined term has the meaning assigned to it herein;
(ii)    an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles as in effect from time to time;
(iii)    “or” is not exclusive,
(iv)    “including” means including, without limitation; and
(v)    words in the singular include the plural and words in the plural include the singular.
ARTICLE II

WARRANT CERTIFICATES
Section 2.1.    Form The Warrants shall be issued initially in definitive, fully registered form on the books of the Warrant Agent (each, a Warrant), duly executed by the Company and countersigned by the Warrant Agent as hereinafter provided.

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Section 2.2.    Execution and Countersignature Two Officers shall sign the Warrant Certificates for the Company by manual or facsimile signature.
If an Officer whose signature is on a Warrant Certificate no longer holds that office at the time the Warrant Agent countersigns the Warrant Certificate, the Warrants evidenced by such Warrant Certificate shall be valid nevertheless.
The Warrant Agent shall initially countersign and deliver Warrant Certificates entitling the Holders thereof to purchase in the aggregate not more than the total number of Warrant Shares purchasable for the total number of Warrants upon a written order of the Company signed by two Officers of the Company.
The Warrant Agent may appoint an agent reasonably acceptable to the Company to countersign the Warrant Certificates. Unless limited by the terms of such appointment, such agent may countersign Warrant Certificates whenever the Warrant Agent may do so. Each reference in this Agreement to countersignature by the Warrant Agent includes countersignature by such agent. Such agent will have the same rights as the Warrant Agent for service of notices and demands.
At any time and from time to time after the execution of this Agreement, the Warrant Agent or an agent reasonably acceptable to the Company shall upon receipt of a written order of the Company signed by two Officers of the Company register on the Certificate Register (as defined in Section 2.3) or issue a Warrant Certificate evidencing the number of Warrants specified in such order; provided, however, that the Warrant Agent shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel of the Company that it may reasonably request in connection with such registration or countersignature of Warrants. Such order shall specify the number of Warrants to be registered on the Certificate Register or evidenced on the Warrant Certificate to be countersigned, the date on which such Warrant Certificate is to be registered or countersigned and the number of Warrants then authorized.
The Warrants (whether or not evidenced by a Warrant Certificate) shall not be valid until registered on the Certificate Register.
Section 2.3.    Certificate Register The Warrant Agent shall keep a register (the “Certificate Register”) of the Warrants (and Warrant Certificates, if applicable) and of their transfer and exchange. The Certificate Register shall show the names and addresses of the respective Holders and the date and number of Warrants owned by such Holders (as evidenced on the face of each of the Warrant Certificates, if applicable). The Company and the Warrant Agent may deem and treat the Person in whose name a Warrant is registered as the absolute owner of such Warrant for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.
Section 2.4.    Transfer and Exchange.
(a)    Transfer and Exchange of Warrants. The Warrant Agent shall register the transfer, from time to time, of any Warrant upon the Certificate Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by

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the appropriate instructions for transfer. Upon any such transfer, a new Warrant(s) representing an equal aggregate number of Warrants shall be issued and the transferred certificate shall be cancelled.
(b)    Obligations with Respect to Transfers and Exchanges of Warrants.
(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent shall register Warrants as required pursuant to the provisions of Section 2.2 and this Section 2.4.
(ii)    Any service charge for any registration of transfer or exchange, or any transfer tax, assessments, or similar governmental charge payable in connection therewith, shall be paid by the Holder.
(iii)    Prior to the due presentation for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Person in whose name a Warrant is registered as the absolute owner of such Warrant, and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.
(iv)    All Warrants issued upon any transfer or exchange pursuant to the terms of this Agreement shall be the valid obligations of the Company, entitled to the same benefits under this Agreement as the Warrants surrendered upon such transfer or exchange.
(c)    No Obligation of the Warrant Agent. All notices and communications to be given to the Holders and all payments to be made to Holders under the Warrants shall be given or made only to or upon the order of the registered Holders. The Warrant Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any Warrant other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Section 2.5.    Replacement Certificates If a mutilated Warrant Certificate is surrendered to the Warrant Agent or if the Holder of a Warrant Certificate claims that the Warrant Certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Warrant Agent shall countersign a replacement Warrant Certificate if the reasonable requirements of the Warrant Agent and of Section 678.4051 of the Uniform Commercial Code as in effect in the State of Florida are met. If required by the Warrant Agent or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Warrant Agent to protect the Company and the Warrant Agent from any loss which either of them may suffer if a Warrant Certificate is replaced. The Company and the Warrant Agent may charge the Holder for their expenses in replacing a Warrant Certificate. Every replacement Warrant Certificate evidences an additional obligation of the Company.
Section 2.6.    Outstanding Warrants Warrants outstanding at any time are all Warrants evidenced on all Warrant Certificates authenticated by the Warrant Agent except for those canceled

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by it and those delivered to it for cancellation. A Warrant does not cease to be outstanding because an Affiliate of the Company holds the Warrant. A Warrant ceases to be outstanding if the Company holds the Warrant.
If a Warrant Certificate is replaced pursuant to Section 2.5, the Warrants evidenced thereby cease to be outstanding unless the Warrant Agent and the Company receive proof satisfactory to them that the replaced Warrant Certificate is held by a bona fide purchaser.
Section 2.7.    Cancellation In the event the Company shall purchase or otherwise acquire Warrants, the same shall thereupon be delivered to the Warrant Agent for cancellation. The Warrant Agent and no one else shall cancel all Warrant Certificates surrendered for transfer, exchange, replacement, exercise or cancellation unless the Company directs the Warrant Agent to deliver canceled Warrant Certificates to the Company. The Company may not issue new Warrant Certificates to replace Warrant Certificates to the extent they evidence Warrants which have been exercised or Warrants which the Company has purchased or otherwise acquired.
Section 2.8.    CUSIP Numbers The Company in issuing the Warrants may use “CUSIP” numbers (if then generally in use) and, if so, the Warrant Agent may use “CUSIP” numbers in notices as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Warrant Certificates or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Warrant Certificates.
ARTICLE III

EXERCISE TERMS
Section 3.1.    Exercise Each Warrant shall initially entitle the Holder thereof, subject to adjustment pursuant to the terms of this Agreement, to purchase one share of Common Stock for each Warrant evidenced thereby, at an exercise price (the “Exercise Price”) of $10.75 per share.
Section 3.2.    Exercise Periods
(a)    Subject to the terms and conditions set forth herein, the Warrants shall be exercisable at any time and from time to time on any Business Day after the Shelf Registration Statement is declared effective by the SEC; provided, however, that holders of Warrants will be able to exercise their Warrants only if (i) the Shelf Registration Statement relating to the Warrant Shares is effective and (ii) the Warrant Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside.
(b)    No Warrant shall be exercisable after the fifth anniversary of the date on which they are distributed to members of the class (the “Expiration Date”).
Section 3.3.    Expiration A Warrant shall terminate and become void as of the earlier of (i) the close of business on the Expiration Date or (ii) the date such Warrant is exercised.

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Section 3.4.    Manner of Exercise To be included only if Warrants are in global form. Warrants may be exercised upon (i) surrender to the Warrant Agent at the office of the Warrant Agent of the related Warrant Certificate, together with the form of election attached thereto to purchase Common Stock on the reverse thereof duly filled in and signed by the Holder thereof, and (ii) payment to the Warrant Agent, for the account of the Company, of the Exercise Price for each Warrant Share issuable upon the exercise of such Warrants then exercised. Such payments shall be made in cash or by certified or official bank check payable to the order of the Company or by wire transfer of funds to an account designated by the Company for such purpose. Subject to Section 3.2, the rights represented by the Warrants shall be exercisable at the election of the Holders thereof either in full at any time or from time to time in part and in the event that a Warrant Certificate is surrendered for exercise of less than all the Warrants represented by such Warrant Certificate at any time prior to the Expiration Date, a new Warrant Certificate representing the remaining Warrants shall be issued. The Warrant Agent shall countersign and deliver the required new Warrant Certificates, and the Company, at the Warrant Agent’s request, shall supply the Warrant Agent with Warrant Certificates duly signed on behalf of the Company for such purpose.
Section 3.5.    Issuance of Warrant Shares Upon the surrender of Warrant Certificates and payment of the per share Exercise Price, as set forth in Section 3.4, the Company shall issue and cause the Warrant Agent or, if appointed, a transfer agent for the Common Stock (“Stock Transfer Agent”) to countersign and deliver to or upon the written order of the Holder and in such name or names as the Holder may designate, a certificate or certificates for the number of shares of Common Stock constituting full Warrant Shares so purchased upon the exercise of such Warrants or other securities to which it is entitled, registered or otherwise, to the Person or Persons entitled to receive the same (including any depositary institution so designated by a Holder), together with cash as provided in Section 3.6 in respect of any fractional Warrant Shares otherwise issuable upon such exercise. Such certificate or certificates shall be deemed to have been issued, and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrant Certificates and payment of the per share Exercise Price, as aforesaid; provided, however, that if, at such date, the transfer books for the Warrant Shares shall be closed, the certificates for the Warrant Shares in respect of which such Warrants are then exercised shall be issuable as of the date on which such books shall next be opened and until such date the Company shall be under no duty to deliver any certificates for such Warrant Shares; provided further, however, that such transfer books, unless otherwise required by law, shall not be closed at any one time for a period longer than 20 calendar days.
Section 3.6.    Fractional Warrant Shares The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be exercised in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon such exercise shall be computed on the basis of the aggregate number of Warrant Shares which may be purchasable pursuant thereto. If any fraction of a Warrant Share would, except for the provisions of this Section 3.6, be issuable upon the exercise of any Warrant (or specified portion thereof), the Company shall pay an amount in cash equal to the Current Market Value per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

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Section 3.7.    Reservation of Warrant Shares The Company shall at all times keep reserved out of its authorized shares of Common Stock a number of shares of Common Stock sufficient to provide for the exercise of all outstanding Warrants. The registrar for the Common Stock (the “Registrar”) shall at all times until the Expiration Date reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Stock Transfer Agent. The Company will supply such Stock Transfer Agent with duly executed stock certificates for such purpose and will itself provide or otherwise make available any cash which may be payable as provided in Section 3.6. The Company will furnish to such Stock Transfer Agent a copy of all notices of adjustments (and certificates related thereto) transmitted to each Holder.
Before taking any action which would cause an adjustment pursuant to Article IV to reduce the Exercise Price below the then par value (if any) of the Common Stock, the Company shall take any and all corporation action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at the Exercise Price as so adjusted.
The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants shall, upon issue, be fully paid, nonassessable, free of preemptive rights, and free from all liens, taxes, charges and security interests with respect to the issue thereof.
Section 3.8. Compliance with Law
(a) Notwithstanding anything in this Agreement to the contrary, in no event shall a Holder be entitled to exercise a Warrant unless (i) a registration statement filed under the Securities Act in respect of the issuance of the Warrant Shares is then effective or (ii) in the opinion of counsel to the Company addressed to the Warrant Agent the exercise of such Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such Holders reside.
(b) If any shares of Common Stock required to be reserved for purposes of the exercise of Warrants require, under any other federal or state law or applicable governing rule or regulation of any national securities exchange, registration with or approval of any governmental authority, or listing on any such national securities exchange, before such shares may be issued upon exercise, the Company will use its reasonable best efforts to cause such shares to be duly registered or approved by such governmental authority or listed on the relevant national securities exchange, as the case may be.
ARTICLE IV

ADJUSTMENT AND NOTICE PROVISIONS
Section 4.1.    Adjustment of Exercise Price Subject to the provisions of this Article IV, the Exercise Price in effect from time to time shall be subject to adjustment as follows:

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(c)    In case the Company shall (i) declare a dividend payable in stock or make some other distribution on the outstanding shares of its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of its Common Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of its Common Stock into a smaller number of shares, the Exercise Price, in effect immediately after the record date for such dividend or distribution or the effective date of such division, reclassification or combination shall be proportionately adjusted by multiplying the then Exercise Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event, and the product so obtained shall thereafter be the Exercise Price then in effect. Such adjustment shall be made successively whenever any event specified above shall occur.
(d)    All calculations under this Section 4.1 shall be made to the nearest thousandth of a cent.
Section 4.2.    No Adjustment to Exercise Price No adjustment in the Exercise Price in accordance with the provisions of paragraph (a) of Section 4.1 hereof need be made if such adjustment would amount to a change in such Exercise Price of less than ten cents; provided, however, that the amount by which any adjustment is not made by reason of the provision of this Section 4.2 shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.
Section 4.3.    Adjustment to Number of Shares Upon each adjustment of the Exercise Price pursuant to Paragraph (a) of Section 4.1, each Warrant shall thereupon evidence the right to purchase that number of shares of Common Stock (calculated to the nearest hundredth of a share) obtained by multiplying the number of shares of Common Stock purchasable immediately prior to such adjustment upon exercise of the Warrant by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.
Section 4.4.    Reorganizations
(a)    Except as provided in Section 4.4(b), in case of any capital reorganization, consolidation or merger of the Company which occurs after the Shelf Registration Statement relating to the Warrant Shares is effective (other than in the cases referred to in Section 4.1 hereof or the consolidation or merger of the Company with or into another corporation in which the Company is the continuing corporation and which does not result in any reclassification of the outstanding shares of Common Stock or the conversion of such outstanding shares of Common Stock into shares of other stock or other securities or property), or the sale of all or substantially all of the Company’s assets (a “Reorganization”), the Holders of Warrants which have not been exercised (or otherwise expired or been terminated) shall have the right to receive, upon exercise of the Warrants and payment of the Exercise Price, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a Holder of the number of shares of Common Stock into which such Warrants so exercised might have been exercised immediately prior to such Reorganization. Unless paragraph (b) is applicable to a Reorganization, or unless the surviving or

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acquiring Person in such Reorganization automatically assumes the Company’s obligations hereunder as a matter of law, the Company shall provide that the surviving or acquiring Person in such Reorganization will enter into an agreement with the Warrant Agent confirming the Holders’ rights pursuant to this Section 4.4(a) and providing for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in the Article IV.
(b)    In the event of a Reorganization where consideration to the holders of Common Stock in exchange for their shares is payable solely in cash in an amount per share greater than the Exercise Price, the Holders of the Warrants shall be entitled to receive, upon surrender of their Warrant Certificates, such cash distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price.
(c)    In the event of a Reorganization, the Company shall at its sole expense mail by first class mail, postage prepaid, to each Holder, notice of the execution of any such agreement. In the event of sale or conveyance or other transfer of all or substantially all of the assets of the Company as a part of a plan for liquidation of the Company, all rights to exercise any Warrant shall terminate 30 days after the Company gives written notice to each Holder that such sale or conveyance or other transfer has been consummated in the manner specified in Section 7.04 hereof.
Section 4.5.    Exercise Price Not Less Than Par Value In no event shall the Exercise Price be adjusted below the par value per share of the Common Stock (if any).
Section 4.6.    Notice of Certain Action In the event the Company shall:
(a)    declare any dividend payable in stock to the holders of its Common Stock or make any other distribution in property other than cash to the holders of its Common Stock; or
(b)    offer to the holders of its Common Stock as such rights to subscribe for or purchase any shares of any class of stock or any other rights or opinions; or
(c)    effect any reclassification of its Common Stock (other than a reclassification involving merely the subdivision or combination of outstanding shares of Common Stock), Reorganization or the liquidation, dissolution or winding up of the Company~~;~~ , then, in each such case, the Company shall cause notice of such proposed action to be given to the Warrant Agent. Such notice shall specify the date on which the books of the Company shall close, or a record be taken, for determining holders of Common Stock entitled to receive such stock dividend or other distribution or such rights or options, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, other disposition, liquidation, dissolution or winding up shall take place or commence, as the case may be, and the date as of which it is expected that holders shall be entitled to receive securities or other property deliverable upon such action, if any such date has been fixed. The Company shall also cause the Warrant Agent to mail copies of such notice to each Holder of a Warrant Certificate in the manner specified in Section 7.4 hereof unless such notice is otherwise available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System or similar system. Such notice shall be mailed, in the case of any action covered

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by Section 4.6(a) or 4.6(b) above, at least ten days prior to the record date for determining holders of the Common Stock for purposes of receiving such payment or offer, and in the case of any action covered by Section 4.6(c) above, at least ten days prior to the earlier of the date upon which such action is to take place or any record date to determine holders of Common Stock entitled to receive such securities or other property.
Section 4.7.    Notice of Adjustments Whenever any adjustment is made pursuant to this Article IV, the Company shall cause notice of such adjustment to be mailed to the Warrant Agent within fifteen days thereafter, such notice to include in reasonable detail (i) the events precipitating the adjustment, (ii) the computation of any adjustments, and (iii) the Exercise Price, the number of shares or the securities or other property purchasable upon exercise of each Warrant after giving effect to such adjustment. The Warrant Agent shall be entitled to rely on such notice and any adjustment therein contained and shall not be deemed to have knowledge of any such adjustment unless and until it shall have received such notice. The Warrant Agent shall within fifteen days after receipt of such notice from the Company (which notice must specifically direct the Warrant Agent to perform the mailing) cause a similar notice to be mailed to each Holder.
Section 4.8.    Adjustment to Warrant Certificate The form of Warrant Certificate need not be changed because of any adjustment made pursuant to this Article IV, and Warrant Certificates issued after such adjustment may state the same Exercise Price and the same number of shares of Common Stock issuable upon exercise of the Warrants as are stated in the Warrant Certificates initially issued pursuant to this Agreement. The Company, however, may at any time in its sole discretion make any change in the form of Warrant Certificate that it may deem appropriate to give effect to such adjustments and that does not affect the substance of the Warrant Certificate, and any Warrant Certificate thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant Certificate or otherwise, may be in the form as so changed.
ARTICLE V

REGISTRATION RIGHTS
Section 5.1.    Effectiveness of Registration Statement Subject to Section 5.2, if prior to the Expiration Date the Company’s Common Stock has a Current Market Value of $8.50 per share, no later than 60 days from such date, the Company shall use commercially reasonable efforts to cause to be filed pursuant the Securities Act, and shall use commercially reasonable efforts to cause to be effective, a registration statement covering the issuance of Warrant Shares to the Holders upon exercise of the Warrants by the Holders thereof (the “Shelf Registration Statement”). The Company shall use commercially reasonable efforts to cause the Shelf Registration Statement to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date. The Company shall promptly inform the Warrant Agent of any change in the status of the effectiveness or availability of the Shelf Registration Statement.
Section 5.2.    Suspension The Company shall be entitled to suspend the availability of the Shelf Registration Statement from time to time during any consecutive 365-day period for a total not to exceed 90 days during such consecutive 365-day period if the Board determines in the exercise

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of its reasonable judgment that such suspension is necessary in order to comply with applicable laws and provides notice that such determination was made to the Holders of the Warrants; provided, however, that (i) if the Company exercises such right in the 45 consecutive-day period immediately prior to the Expiration Date, the Expiration Date shall be delayed by the number of days during such 45-day period for which the availability of the Shelf Registration Statement was suspended and (ii) in no event shall the Company be required to disclose the business purpose for such suspension if the Company determines in good faith that such business purpose must remain confidential.
Section 5.3.    Blue Sky The Company shall use its reasonable best efforts to register or qualify the Warrant Shares under all applicable securities laws, blue sky laws or similar laws of all jurisdictions in the United States in which any holder of Warrants may or may be deemed to purchase Warrant Shares upon the exercise of Warrants and shall use its reasonable best efforts to maintain such registration or qualification for so long as it is required to cause the Shelf Registration Statement to remain effective under the Securities Act pursuant to Section 5.1; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.3 or to take any action which would subject it to general service of process or to taxation in any such jurisdiction where it is not then so subject.
Section 5.4.    Additional Acts If the issuance or sale of any Common Stock issuable upon the exercise of the Warrants requires registration or approval of any governmental authority (other than the registration requirements under the Securities Act), or the taking of any other action under the laws of the United States or any political subdivision thereof before such securities may be validly offered or sold in compliance with such laws, then the Company covenants that it will, in good faith and as expeditiously as reasonably possible, use its reasonable best efforts to secure and maintain such registration or approval or to take such other action, as the case may be. If applicable, the Company shall promptly notify the Warrant Agent in writing when (i) the Company has obtained all such governmental approvals and authorizations and (ii) such approvals and authorizations thereafter cease to be in effect.
Section 5.5.    Expenses All expenses incident to the Company’s performance of or compliance with its obligations under this Article V relating to the issuance of the Warrant Shares will be borne by the Company, including without limitation: (i) all SEC, stock exchange or FINRA registration and filing fees, (ii) all reasonable fees and expenses incurred in connection with the compliance with state securities or blue sky laws, (iii) all expenses of any Persons incurred by or on behalf of the Company in preparing or assisting in preparing, printing and distributing the Shelf Registration Statement or any other registration statement, prospectus, any amendments or supplements thereto and other documents relating to the performance of and compliance with this Article V, (iv) the fees and disbursements of counsel for the Company and the Warrant Agent as agreed and (v) the fees and disbursements of the independent public accountants of the Company, including the expenses of any special audits or comfort letters required by or incident to such performance and compliance.

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ARTICLE VI

WARRANT AGENT
Section 6.1.    Appointment of Warrant Agent The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the provisions of this Agreement and the Warrant Agent hereby accepts such appointment.
Section 6.2.    Rights and Duties of Warrant Agent
(d)    Agent for the Company. In acting under this Warrant Agreement and in connection with the Warrant Certificates, the Warrant Agent is acting solely as agent of the Company and does not assume any obligation or relationship or agency or trust for or with any of the holders of Warrant Certificates or beneficial owners of Warrants. All fees and expenses due the Warrant Agent shall be paid to the Warrant Agent by the Company. The Warrant Agent shall have no duty to determine which costs, if any, under this Agreement shall be borne by the Holders or by the Company.
(e)    Counsel. The Warrant Agent may consult with counsel satisfactory to it (who may be counsel to the Company), and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the advice of such counsel.
(f)    Documents. The Warrant Agent shall be protected and shall incur no liability for or in respect of any action taken or thing suffered by it in reliance upon any Warrant Certificate, notice, direction, consent, certificate, affidavit, statement or other paper or document reasonably believed by it to be genuine and to have been presented or signed by the proper parties.
(g)    No Implied Obligations. The Warrant Agent shall be obligated to perform only such duties as are specifically set forth herein and in the Warrant Certificates, and no implied duties or obligations of the Warrant Agent shall be read into this Agreement or the Warrant Certificates against the Warrant Agent. The Warrant Agent shall not be under any obligation to take any action hereunder which may tend to involve it in any expense or liability for which it does not receive indemnity if such indemnity is reasonably requested. The Warrant Agent shall not be accountable or under any duty or responsibility for the use by the Company of any of the Warrant Certificates countersigned by the Warrant Agent and delivered by it to the Holders or on behalf of the Holders pursuant to this Agreement or for the application by the Company of the proceeds of the Warrants. The Warrant Agent shall have no duty or responsibility in case of any default by the Company in the performance of its covenants or agreements contained herein or in the Warrant Certificates or in the case of the receipt of any written demand from a Holder with respect to such default, including any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise.
(h)    Not Responsible for Adjustments or Validity of Stock. The Warrant Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require an adjustment of the number of shares of Common Stock issuable upon

4837-8257-1034.2

exercise of each Warrant or the Exercise Price, or with respect to the nature or extent of any adjustment when made, or with respect to the method employed, or herein or in any supplemental agreement provided to be employed, in making the same. The Warrant Agent shall not be accountable with respect to the validity or value of any shares of Common Stock or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or upon any adjustment pursuant to Article IV, and it makes no representation with respect thereto. The Warrant Agent shall not be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver any shares of Common Stock or stock certificates upon the surrender of any Warrant Certificate for the purpose of exercise or upon any adjustment pursuant to Article IV, or to comply with any of the covenants of the Company contained in Article IV.
Section 6.3.    Individual Rights of Warrant Agent The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or its Affiliates or become pecuniarily interested in transactions in which the Company or its Affiliates may be interested, or contract with or lend money to the Company or its Affiliates or otherwise act as fully and freely as though it were not the Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
Section 6.4.    Warrant Agent’s Disclaimer The Warrant Agent shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement or the Warrant Certificates and it shall not be responsible for any statement in this Agreement or the Warrant Certificates other than its countersignature thereon.
Section 6.5.    Compensation and Indemnity The Company agrees that the Warrant Agent is entitled, from time to time, reasonable compensation for its services as agreed and to reimbursement for all reasonable out-of-pocket expenses incurred by it, including the reasonable compensation and expenses of the Warrant Agent’s agents and counsel as agreed. The Company shall indemnify the Warrant Agent, its officers, directors, agents and counsel against any loss, liability or expense (including reasonable agents’ and attorneys’ fees and expenses) incurred by it without gross negligence or bad faith on its part arising out of or in connection with the acceptance or performance of its duties under this Agreement. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity. The Company need not reimburse any expense or indemnify against any loss or liability incurred by the Warrant Agent through willful misconduct, gross negligence or bad faith. The Company’s payment obligations pursuant to this Section 6.5 shall survive the termination of this Agreement.
Section 6.6.    Successor Warrant Agent
(a)    The Company To Provide and Maintain Warrant Agent. The Company agrees for the benefit of the Holders that there shall at all times be a competent and reputable Warrant Agent hereunder until all the Warrants have been exercised or are no longer exercisable.
(b)    Resignation and Removal. The Warrant Agent may at any time resign by giving written notice to the Company of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be less than

4837-8257-1034.2

60 days after the date on which such notice is given unless the Company otherwise agrees. The Warrant Agent hereunder may be removed at any time by the filing with it of an instrument in writing signed by or on behalf of the Company and specifying such removal and the date when it shall become effective, which date shall not be less than 60 days after such notice is given unless the Warrant Agent otherwise agrees. Any removal under this Section 6.6 shall take effect upon the appointment by the Company as hereinafter provided of a successor Warrant Agent (which shall be a bank or trust company authorized under the laws of the jurisdiction of its organization to exercise corporate trust powers) and the acceptance of such appointment by such successor Warrant Agent.
(c)    The Company To Appoint Successor. In the event that at any time the Warrant Agent shall resign, or shall be removed, or shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or shall commence a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or under any other applicable U.S. Federal or state bankruptcy, insolvency or similar law or shall consent to the appointment of or taking possession by a receiver, custodian, liquidator, assignee, trustee, sequestrator (or other similar official) of the Warrant Agent or its property or affairs, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall take corporate action in furtherance of any such action, or a decree or order for relief by a court having jurisdiction in the premises shall have been entered in respect of the Warrant Agent in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency or similar law, or a decree or order by a court having jurisdiction in the premises shall have been entered for the appointment of a receiver, custodian, liquidator, assignee, trustee, sequestrator (or similar official) of the Warrant Agent or of its property or affairs, or any public officer shall take charge or control of the Warrant Agent or of its property or affairs for the purpose of rehabilitation, conservation, winding up or liquidation, a successor Warrant Agent, qualified as aforesaid, shall be appointed by the Company by an instrument in writing, filed with the successor Warrant Agent. Upon the appointment as aforesaid of a successor Warrant Agent and acceptance by the successor Warrant Agent of such appointment, the Warrant Agent shall cease to be Warrant Agent hereunder; provided, however, that in the event of the resignation of the Warrant Agent under this subsection (c), such resignation shall be effective on the earlier of (i) the date specified in the Warrant Agent’s notice of resignation and (ii) the appointment and acceptance of a successor Warrant Agent hereunder.
(d)    Successor To Expressly Assume Duties. Any successor Warrant Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Company an instrument accepting such appointment hereunder, and thereupon such successor Warrant Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of such predecessor with like effect as if originally named as Warrant Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer, deliver and pay over, and such successor Warrant Agent shall be entitled to receive, all monies, securities and other property on deposit with or held by such predecessor, as Warrant Agent hereunder.
(e)    Successor by Merger. Any corporation into which the Warrant Agent hereunder may be merged or consolidated, or any corporation resulting from any merger or

4837-8257-1034.2

consolidation to which the Warrant Agent shall be a party, or any corporation to which the Warrant Agent shall sell or otherwise transfer all or substantially all of its assets and business; provided, however, that it shall be qualified as aforesaid, shall be the successor Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.
ARTICLE VII

MISCELLANEOUS
Section 7.1.    Persons Benefiting Nothing in this Agreement is intended or shall be construed to confer upon any Person other than the Company, the Warrant Agent and the Holders any right, remedy or claim under or by reason of this Agreement or any part hereof.
Section 7.2.    Rights of Holders Holders of unexercised Warrants are not entitled to (i) receive dividends or other distributions, (ii) receive notice of or vote at any meeting of the shareholders, (iii) consent to any action of the shareholders, (iv) receive notice of any other proceedings of the Company, (v) exercise any preemptive right or (vi) exercise any other rights whatsoever as shareholders of the Company.
Section 7.3.    Amendment This Agreement may be amended by the parties hereto without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the Company and the Warrant Agent may deem necessary or desirable (including without limitation any addition or modification to provide for compliance with the transfer restrictions set forth herein); provided, however, that such action shall not adversely affect the rights of any of the Holders. Any amendment or supplement to this Agreement that has an adverse effect on the interests of the Holders shall require the written consent of the Holders of a majority of the then outstanding Warrants. The consent of each Holder affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares issuable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided herein). In determining whether the Holders of the required number of Warrants have concurred in any direction, waiver or consent, Warrants owned by the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Warrant Agent shall be protected in relying on any such direction, waiver or consent, only Warrants which the Warrant Agent knows are so owned shall be so disregarded. Also, subject to the foregoing, only Warrants outstanding at the time shall be considered in any such determination.
Section 7.4.    Notices Any notice or communication shall be in writing and delivered in Person or mailed by first-class mail addressed as follows:

4837-8257-1034.2

if to the Company:

Imperial Holdings, Inc.
701 Park of Commerce Blvd., Suite 301
Boca Raton, Florida 33487
Attention: Michael Altschuler, General Counsel

with a copy to:

Foley & Lardner LLP
One Independent Drive, Suite 1300
Jacksonville, Florida 32202
Attention: Michael B. Kirwan, Esq.

if to the Warrant Agent:

American Stock Transfer & Trust Company, LLC
10150 Mallard Creek Road, Suite 207
Charlotte, North Carolina 28262
Attention: Ted Wiener

The Company or the Warrant Agent by notice to the other may designate additional or different addresses for subsequent notices or communications.
Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the Certificate Register and shall be sufficiently given if so mailed within the time prescribed.
Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.
Section 7.5.    Governing Law The laws of the State of Florida shall govern this Agreement and the Warrant Certificates.
Section 7.6.    Successors All agreements of the Company in this Agreement and the Warrant Certificates shall bind its successors. All agreements of the Warrant Agent in this Agreement shall bind its successors.
Section 7.7.    Multiple Originals The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Agreement.
Section 7.8.    Table of Contents The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

4837-8257-1034.2

Section 7.9.    Severability The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

4837-8257-1034.2

IN WITNESS WHEREOF, the parties have caused this Warrant Agreement to be duly executed as of the date first written above.
IMPERIAL HOLDINGS, INC.

By:     /s/ Richard S. O’Connell
Name: Richard S. O’Connell
Title: Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC, as Warrant Agent

By:     /s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director

4837-8257-1034.2

EXHIBIT A
[FORM OF WARRANT CERTIFICATE]

No. [ ]	Certificate for [ ] Warrants

WARRANTS TO PURCHASE COMMON STOCK OF
IMPERIAL HOLDINGS, INC.
THIS CERTIFIES THAT [ ], or its registered assigns, is the registered holder of the number of Warrants set forth above (the “Warrants”). Each Warrant entitles the holder thereof (the “Holder”), at its option and subject to the provisions contained herein and in the Warrant Agreement referred to below, to purchase from IMPERIAL HOLDINGS, INC., a Florida corporation (“the Company”), [ ] shares of common stock, par value of $0.01 per share, of the Company (the “Common Stock”) at the per share exercise price of $10.75 (the “Exercise Price”). This Warrant Certificate shall terminate and become void as of the close of business on [ ], 2019 (the “Expiration Date”) or upon the exercise hereof as to all the shares of Common Stock subject hereto. The number of shares issuable upon exercise of the Warrants and the Exercise Price per share shall be subject to adjustment from time to time as set forth in the Warrant Agreement.
This Warrant Certificate is issued under and in accordance with a Warrant Agreement dated as of April 10, 2014 (the “Warrant Agreement”), between the Company and American Stock Transfer & Trust Company (the “Warrant Agent”, which term includes any successor Warrant Agent under the Warrant Agreement), and is subject to the terms and provisions contained in the Warrant Agreement, to all of which terms and provisions the Holder of this Warrant Certificate consents by acceptance hereof. The Warrant Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the Warrant Agreement for a full statement of the respective rights, limitations of rights, duties and obligations of the Company, the Warrant Agent and the Holders of the Warrants. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Warrant Agreement. A copy of the Warrant Agreement may be obtained for inspection by the Holder hereof upon written request to the Warrant Agent, American Stock Transfer & Trust Company, Attention: Corporate Trust Department.
Subject to the terms of the Warrant Agreement, the Warrants may be exercised in whole or in part by presentation of this Warrant Certificate with the Election to Purchase attached hereto duly executed and with the simultaneous payment of the Exercise Price in cash (subject to adjustment) to the Warrant Agent for the account of the Company at the office of the Warrant Agent and payment by the Holder to the Warrant Agent of any exercise fee associated with the exercise of such Warrants. Payment of the Exercise Price in cash shall be made by certified or official bank check payable to the order of the Company or by wire transfer of funds to an account designated by the Company for such purpose.
As provided in the Warrant Agreement and subject to the terms and conditions therein set forth, the Warrants shall be exercisable at any time and from time to time on any Business Day after

Exhibit A – Page 1
4837-8257-1034.2

the Issue Date; provided, however, that Holders of Warrants will be able to exercise their Warrants only if the Shelf Registration Statement relating to the Common Stock underlying the Warrants is effective and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such Holders reside; provided further, however, that no Warrant shall be exercisable after [ ], 2019.
The Company covenants that it will, in good faith and as expeditiously as reasonably possible, use commercially reasonable efforts to secure, and maintain until the Expiration Date, the effectiveness of such registration relating to the Common Stock underlying the Warrants, and to provide that such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such Holders reside.
As provided in the Warrant Agreement, the number of shares of Common Stock issuable upon the exercise of the Warrants and the Exercise Price are subject to adjustment upon the happening of certain events.
Upon any partial exercise of the Warrants, there shall be countersigned and issued to the Holder hereof a new Warrant Certificate representing those Warrants which were not exercised. This Warrant Certificate may be exchanged at the office of the Warrant Agent by presenting this Warrant Certificate properly endorsed with a request to exchange this Warrant Certificate for other Warrant Certificates evidencing an equal number of Warrants. No fractional Warrant Shares will be issued upon the exercise of the Warrants, but the Company shall pay an amount in cash equal to the Current Market Value per Warrant Share on the day immediately preceding the date the Warrant is exercised, multiplied by the fraction of a Warrant Share that would be issuable on the exercise of any Warrant.
All shares of Common Stock issuable by the Company upon the exercise of the Warrants shall, upon such issue, be duly and validly issued and fully paid and non-assessable.
The holder in whose name the Warrant Certificate is registered may be deemed and treated by the Company and the Warrant Agent as the absolute owner of the Warrant Certificate for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by notice to the contrary.
The Warrants do not entitle any Holder hereof to any of the rights of a stockholder of the Company.

Exhibit A – Page 2
4837-8257-1034.2

This Warrant Certificate shall not be valid or obligatory for any purpose until it shall have been countersigned by the Warrant Agent.
IMPERIAL HOLDINGS, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC, as Warrant Agent,

By:
Name:
Title:

DATED:

Countersigned:

AMERICAN STOCK TRANSFER &
TRUST COMPANY, LLC
As Warrant Agent

By:
Authorized Signatory

Exhibit A – Page 3
4837-8257-1034.2

FORM OF ELECTION TO PURCHASE WARRANT SHARES
(to be executed only upon exercise of Warrants)
IMPERIAL HOLDINGS, INC.
The undersigned hereby irrevocably elects to exercise Warrants to acquire shares of Common Stock, par value $0.01 per share, of IMPERIAL HOLDINGS, INC., at an exercise price per share of Common Stock of $10.75 and otherwise on the terms and conditions specified in the within Warrant Certificate and the Warrant Agreement therein referred to, surrenders this Warrant Certificate and all right, title and interest therein to IMPERIAL HOLDINGS, INC. and directs that the shares of Common Stock deliverable upon the exercise of such Warrants be registered or placed in the name and at the address specified below and delivered thereto.
Date:

(Signature of Owner)

(Street Address)

(City) (State) (Zip Code)

Medallion Guarantee by:

Exhibit A – Page 4
4837-8257-1034.2

Securities and/or check to be issued to:

Please insert social security or identifying number:

Name:
Street Address:
City, State and Zip Code:

A new Warrant Certificate evidencing any unexercised Warrants evidenced by the within Warrant Certificate is to be issued to:

Please insert social security or identifying number:

Name:
Street Address:
City, State and Zip Code:

Exhibit A – Page 5
4837-8257-1034.2

FORM OF WARRANT TRANSFER
For value received, the undersigned hereby sells, assigns and transfers unto ____________________ the right to purchase _________________________ (________) Warrant Shares representing shares of common stock, par value $0.01 per share, of Imperial Holdings, Inc. (the “Company”) pursuant to the attached Warrant Certificate and does hereby irrevocably constitute and appoint __________________________ attorney to transfer the Warrant, or such portion as is transferred hereby, on the books of the Company with full power of substitution in the premises. The undersigned requests said attorney to issue to the transferee a Warrant Certificate evidencing such transfer and to issue to the undersigned a new Warrant Certificate evidencing the right to purchase Warrant Shares for the balance not so transferred, if any.
Date:

(Signature of Owner)

(Street Address)

(City) (State) (Zip Code)

Medallion Guarantee by:

Name in which new Warrant(s) should be registered:

(Name)

(Street Address)

(City) (State) (Zip Code)

(social security or identifying number)

Exhibit A – Page 6
4837-8257-1034.2